EX-99.h.3.B

Ninth Amended and Restated
Schedule A
to the
Administration and Fund Accounting Agreement
by and between
Scout Funds
and
UMB Fund Services, Inc.

Name of Funds

Scout Stock Fund
Scout Mid Cap Fund
Scout Small Cap Fund
Scout International Fund
Scout International Discovery Fund
Scout Global Equity Fund
Scout Core Bond Fund
Scout Core Plus Bond Fund
Scout Unconstrained Bond Fund

The undersigned, intending to be legally bound, hereby execute this Ninth Amended and Restated Schedule A to the Administration and Fund Accounting Agreement dated April 1, 2005, and executed by and between Scout Funds and UMB Fund Services, Inc., to be effective as of the 30th of September, 2011.

UMB FUND SERVICES, INC.	SCOUT FUNDS

By: /s/ John P. Zader	By: /s/ Andrew J. Iseman

Title: John P. Zader	Title: Andrew J. Iseman, President